Exhibit 5.1

PhotoMedex, Inc.

147 Keystone Drive

Montgomeryville, PA 18936

Ladies and Gentlemen:

We have acted as special counsel to PhotoMedex, Inc., a Nevada corporation (the “Company”), in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of July 4, 2011 (the “Agreement”), by and among the Company, Radiancy, Inc., a Delaware corporation (“Radiancy”) and PHMD Merger Sub, Inc. (“Merger Sub”). Radiancy, Inc., the Company and Merger Sub are collectively referred to herein as the “Parties.”

This opinion is delivered in connection with a Registration Statement on Form S-4, File No. [*], August [*], 2011, (the “Registration Statement”) of the Company, relating to the registration of up to [*] shares of the Company’s Common Stock, $.01 par value (the “Merger Consideration Shares”).

In rendering the opinions expressed below, we have examined originals or copies of:

(i) the Agreement,

(ii) the instruments, certificates and other documents to be executed by the Parties pursuant to the Agreement (the “Ancillary Documents” together with the Agreement, the “Transaction Documents”),

(iii) a good standing certificate issued by the Nevada Secretary of State for the Company dated August [                    ], 2011 (the “Good Standing Certificate”),

(iv) the Articles of Incorporation for the Company filed with the Nevada Secretary of State on December 28, 2010 (the “Articles”),

Radiancy, Inc.

(v) the Articles of Merger merging PhotoMedex, a Delaware corporation, with and into the Company, filed with the Nevada Secretary of State on December 29, 2010 (the “Merger Articles”);

(vi) the Bylaws of the Company dated December 28, 2010 (the “Bylaws”),

(vii) a certificate of an officer of the Company attached hereto as Exhibit “A” (the “Officer’s Certificate”), and

(viii) Minutes of a Special Meeting of the Board of Directors of the Company dated July 4, 2011 (the “Minutes”).

The opinions expressed herein are subject to the following assumptions, limitations, qualifications and exceptions:

A. In our examination of the above documents, we have assumed the genuineness of all signatures on original documents, the authenticity and completeness of all documents, certificates and instruments submitted to us as originals, the conformity to original documents of all copies submitted to us as copies thereof, the legal capacity of natural persons, and the due execution and delivery of all documents, certificates and instruments where due execution and delivery are a prerequisite to the effectiveness thereof. As to various questions of fact material to our opinion, we have relied without independent investigation on, and assumed the accuracy and completeness of, the Officer’s Certificate, all certificates and written statements of the Company and the officers of the Company including those in the Transaction Documents. We have not made any investigation as to the facts underlying the matters covered by the Officer’s Certificate or statements of the Company or the officers of the Company.

B. For purposes of this opinion, we have assumed that Radiancy, Inc. has all requisite power and authority, and has taken any and all necessary corporate action, to execute and deliver the Transaction Documents and we are assuming the representations and warranties made by the Radiancy, Inc. in the Transaction Documents and pursuant thereto are true and correct.

C. Our opinion is based upon our knowledge of the facts as of the date hereof and assumes no event will take place in the future which would affect the opinions set forth herein other than future events contemplated by the Transaction Documents. We assume no duty to communicate with you with respect to any change in law or facts which comes to our attention hereafter. We have assumed that there are no oral modifications or written agreements or understandings which limit, modify or otherwise alter the terms, provisions, and conditions of, or relate to, the transactions contemplated in the Transaction Documents.

Radiancy, Inc.

D. We have made such examination of Nevada law as we have deemed relevant for purposes of this opinion. We do not purport to be experts in the laws of any state other than Nevada and, accordingly, we express no opinion herein as to the laws of any state or jurisdiction other that the State of Nevada. We express no opinion as to any county, municipal, city, town or village ordinance, rule, regulation or administrative decision.

On the basis of the customary qualifications set forth in this letter, it is our opinion that, under Nevada law:

1. Based solely on the Articles, the Merger Articles, the Bylaws and the Good Standing Certificate, the Company is a corporation validly existing and in good standing under the laws of the State of Nevada.

2. The Board of Directors of the Company has duly authorized the issuance of the Merger Consideration Shares and, when issued in accordance with, and pursuant to the terms and conditions of, the Agreement, the Merger Consideration Shares will, upon issuance, be validly issued, fully paid and non-assessable shares of the Company’s common stock.

We hereby consent:

A. To being named in the Registration Statement and in any amendments thereto as counsel for the Company;

B. To the statements with reference to our firm made in the Registration Statement of the Company on Form S-4; and

C. To the filing of this opinion as an exhibit to the Registration Statement.

In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

WOODBURN AND WEDGE

By
Shawn G. Pearson